FS-3 Page 1 of 2
Atlantic Generation, Inc. Consolidated Balance Sheet (Dollars in Thousands) (Unaudited)

ASSETS	As of June 30, 2002

Current Assets
Accounts receivable	*
Income tax benefit receivable	*
*

Investments
Investment in ATE	*
Investment in Energy Investors Fund	*
Investment in electric generating facility	*
Other investments	*
*

Property, Plant and Equipment
Property, plant and equipment	*
Less: Accumulated depreciation	*
Net plant	*
*
Total Assets	*

LIABILITIES AND OWNER'S EQUITY

Current Liabilities
Accounts payable to associated companies	*
Interest accrued	*
*
Deferred Credits and Other Liabilities
*
*
Capitalization
Additional paid-in capital	*
Retained deficit	*
Conectiv money pool loan	*
Total equity	*

Total Capitalization and Liabilities	*

* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.

FS-3 Page 2 of 2
Atlantic Generation, Inc. Consolidated Statements of Income (Dollars in Thousands) (Unaudited)

Six Months Ended June 30, 2002

OPERATING REVENUES	*

OPERATING EXPENSES
Operation and maintenance	*
Depreciation and amortization	*
*
OPERATING INCOME	*

OTHER INCOME	*

INTEREST EXPENSE	*

INCOME BEFORE INCOME TAXES	*

INCOME TAXES	*

NET INCOME	*

* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.